UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 29, 2020

Wize Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52545	88-0445167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5b Hanagar Street, Hod Hasharon, Israel	4527708
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +(972) 72-260-0536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On November 29, 2020, Wize Pharma, Inc. (the “Company”), entered into an Addendum (the “Addendum”) with Bonus BioGroup Ltd. (“Bonus”), an Israeli company whose ordinary shares are traded on the Tel Aviv Stock Exchange (“TASE”), whereby the parties agreed to amend certain provisions in the Share Purchase Agreement, dated January 9, 2020, between the parties (as amended, the “Bonus Purchase Agreement”) and the Exchange Agreement, of even date, between the parties (the “Bonus Exchange Agreement” and, together with the Bonus Purchase Agreement and the other ancillary agreements thereto, the “Bonus Agreements”), subject to the closing of the transactions contemplated by the Addendum (the “Closing”).

Under the Addendum, at the Closing, Bonus will issue to the Company ordinary shares of Bonus (the “Bonus Shares”), the total number of which consists of (i) the Milestone Settlement Shares, which, as defined in the Addendum, means Bonus Shares equal to the quotient obtained by dividing $500,000 expressed in NIS (based on the exchange rate set in the Addendum) by NIS 0.50, and (ii) the HCW Settlement Shares (together with the Milestone Settlement Shares, the “Settlement Shares”), which, as defined in the Addendum, means Bonus Shares equal to the quotient obtained by dividing $350,000 expressed in NIS (based on the exchange rate set in the Addendum) by NIS 0.50.

In consideration for the Settlement Shares, the Company agreed to make certain amendments to the Bonus Agreements, including the following key modifications: (i) the Company will waive the requirement that Bonus will effect the Nasdaq Listing and, in relation thereto, conduct the Milestone Closing (as defined in the Bonus Agreements), which means that, at the Closing, $3.7 million will be released from an existing escrow account to Bonus, whereas the 28,413,000 Bonus Shares held in such escrow (the “Nasdaq Milestone Shares”) will be released to the Company and to the Company’s former holders of Series B Preferred Stock (the “Former Series B Holders”); (ii) the Company will waive approximately $120,000 in liquidated damages that accrued as a result of the delay in effecting the Nasdaq Listing; and (iii) Bonus agreed to extend the period for the Company to create, and cause its Israeli subsidiaries to create, certain first priority liens in favor of Bonus to secure the Company’s obligations under the Bonus Exchange Agreement, including certain related negative covenants.

The Closing is subject to customary conditions, including obtaining the approval of the TASE, and is expected within 30 days. It should be noted that, in accordance with the Securities Purchase Agreement, dated January 9, 2020 (as amended), by and among the Company and the Former Series B Holders, the Company is required to transfer 80% of the Milestone Settlement Shares and 80% of the Nasdaq Milestone Shares to such investors.

The foregoing summary is not a complete description of all of the parties’ rights and obligations under the Addendum, and is qualified in its entirety by reference to the full text of such document, copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Addendum Agreement, between Wize Pharma, Inc. and Bonus BioGroup Ltd., dated November 29, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wize Pharma, Inc.

	By:	/s/ Or Eisenberg
	Name:	Or Eisenberg
Date: November 30, 2020	Title:	Chief Financial Officer

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